Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-288549 on Form S-1 of our report dated April 17, 2025 (July 24, 2025, as to the effects of the reverse stock split described in Notes 1 and 14), relating to the financial statements of Shoulder Innovations, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
Grand Rapids, Michigan
July 24, 2025